Exhibit 10.79
Employment Agreement
This Employment Agreement (the “Agreement”) is entered into by and between Glen W. Hawk (the “Executive”) and LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation (the “Company”) as of November 6, 2015 (the “Effective Date”).
1.Duties and Scope of Employment.

(a)Position. For the term of employment under this Agreement (“Employment”), the Executive will serve as the Corporate Vice President, Chief Operating Officer (“CVP/COO”). The Executive shall report to the Company’s Chief Executive Officer (the “CEO”). Executive will render such business and professional services in the performance of duties, consistent with the Executive’s position within the Company, as will reasonably be assigned to by the CEO.

(b)Obligations. The Executive shall have such duties, authority and responsibilities that are commensurate with being an executive officer. During the term of Employment, the Executive will devote Executive’s full business efforts and time to the Company. For the duration of Employment, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors (the “Board”) (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company. Executive shall perform duties primarily at the Company’s corporate facility in San Jose, California and Portland, Oregon.

(c)Effective Date. The Executive shall commence full-time Employment as CVP/COO under this Agreement on the Effective Date.

2.Cash and Incentive Compensation.

(a)Salary. As of the Effective Date and thereafter, the Company shall pay Executive as compensation for his services a base salary at a gross annual rate of not less than $360,000 (such annual salary, as is then in effect, to be referred to herein as “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings, provided, however, that Executive shall receive pro-rata payments of Base Salary no less frequently than once per month. Executive’s Base Salary will be subject to review by the Compensation Committee of the Board (the “Committee”) not less than annually, and adjustments will be made in the discretion of the Committee.

(b)Incentive Bonuses. For the Company’s fiscal year 2015 and beyond, Executive shall be a participant in a Cash Incentive Plan as established by the Company (the “CIP”). Under the CIP, Executive shall be eligible to be considered for an annual fiscal year incentive payment based on a percentage of Executive’s Base Salary as of the beginning of such fiscal year or such higher figure that the Committee may select (such annual amount is the “Target Amount”). Executive’s initial target percentage amount is 75% of the Executive’s Base Salary (“Initial Target Amount”). The Target Amount shall be awarded based upon the achievement of specific milestones that will be mutually agreed upon by the Committee and Executive no later than 60 days after the start of each fiscal year (the “Target Amount Milestones”). For superior achievement of the Target Amount Milestones, Executive may earn a maximum annual fiscal year incentive bonus of up to 200% of Executive’s Target Amount (or 150% of Executive’s Base Salary). Cash payment for each fiscal year’s variable compensation actually earned shall be made to Executive no later than 45 days after the end of the applicable fiscal year for which the annual incentive was earned; provided, however, that the Company shall have no obligation to make such payment for a fiscal year until such time as the audit of the Company’s financial statements for such fiscal year has been completed and the Company has publicly reported its financial results for such fiscal year as long as such payment is made within 70 days of the end of the applicable fiscal year. All awards of incentive compensation to executive officers of the Company are subject to the Company’s policy to seek recovery, at the direction of the Company’s Board of Directors, to the extent permitted by applicable law, of incentive compensation awarded or paid to an executive officer of the Company for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment.

(c)Terms of Company Compensatory Equity Awards. Executive shall be eligible for grants of options to purchase shares of the Company’s common stock, restricted stock units, or other Company equity, pursuant to an applicable stockholder-approved equity compensation plan (the “Plan”), at times and in such amounts as determined by the Committee (any prior or future compensatory equity grants to Executive shall be collectively referred to herein as “Compensatory Equity”). Any shares obtained through the vesting of the restricted stock units will be restricted from sale by Executive for a period of two (2) years from the date of vesting. All future grants of Compensatory Equity (and the issuance of any underlying shares) to Executive shall be: (i) issued pursuant to the Plan and (ii) issued pursuant to an effective registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended. Accelerated vesting of Compensatory Equity may occur: (x) pursuant to the terms of this Agreement and in addition (y) pursuant to the terms of the Plan and any applicable Compensatory Equity agreement. Executive may elect to establish a trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 for any of his Compensatory Equity shares, provided, however, that such trading plan must comply with all of the requirements for the safe harbor under Rule 10b5-1 and must be either (i) approved by the Board (such approval not to be unreasonably withheld) or (ii) approved in accordance with any Rule 10b5-1 Trading Plan Policy the Company may subsequently implement.

(d)Service Definition. For purposes of this Agreement and Executive’s Compensatory Equity, “Service” shall mean service by the Executive as an employee and/or consultant of the Company (or any subsidiary or parent or affiliated entity of the Company) and/or service by the Executive as a member of the Board.

3.Vacation and Employee Benefits. During the term of Employment, the Executive shall be entitled to vacation in accordance with the Company’s standard vacation policy. During the term of Employment, the Executive shall be eligible to participate in any employee benefit plans or arrangements maintained by the Company on no less favorable terms than for other Company executives, subject in each case to the generally applicable terms and conditions of the plan or arrangement in question and to the determinations of any person or committee administering such plan or arrangement.

4.Business Expenses. During the term of Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with duties hereunder. The Company shall promptly reimburse the Executive for such expenses upon presentation of appropriate supporting documentation, all in accordance with the Company’s generally applicable policies. The Company shall also timely pay for all of Executive’s reasonable home telecommunications phone and facsimile lines used for business purposes and reimburse Executive for actual and reasonable mobile phone costs on a monthly basis. All such payments shall be made by the end of Executive’s next tax year. The amount eligible for reimbursement in one year will not affect the amount eligible for reimbursement in any other year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

5.Term of Employment.

(a)Term of Agreement. This Agreement will commence on the Effective Date and continue for a period of three (3) years (“Initial Term”), unless earlier terminated as provided herein. This Agreement and Executive’s Employment hereunder may be extended by mutual agreement of the parties for successive terms on such terms and conditions as the parties hereto shall mutually agree unless not less than sixty (60) days prior to the expiration of the Initial Term or any successive term, either party shall have given notice to the other that it does not wish to extend this Agreement. If this Agreement is not extended by the Parties, it will terminate at the end of the Initial Term or any successive term.

(b)Basic Rule. The Company may terminate the Executive’s Employment with or without Cause, by giving the Executive 30 days advance notice in writing. Provided, however, where the termination is for Cause constituting events such as fraud, willful violation of insider trading rules, willful violation of conflict of interest policies, willful or unauthorized use or disclosure of trade secrets or other confidential information or conviction of a felony, the Company may terminate Executive’s Employment effective immediately upon notice. The Executive may terminate Employment by giving the Company 30 days advance notice in writing. The Executive’s Employment shall terminate automatically in the event of death.

(c)Employment at Will. The Executive’s Employment with the Company shall be “at will,” meaning that either the Executive or the Company shall be entitled to terminate the Executive’s employment at any time and for any reason, with or without Cause. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the “at will” nature of the Executive’s Employment, which may only be changed in an express written agreement signed by the Executive and a member of the Board.

(d)Rights Upon Termination. Upon the termination of the Executive’s Employment, the Executive shall be entitled to the compensation, benefits and reimbursements described in this Agreement for the period ending as of the effective date of the termination (the “Termination Date”). Upon termination of Executive’s Employment for any reason, the Executive shall receive the following payments on the Termination Date: (i) all unpaid salary, and unpaid vacation accrued (if applicable), through the Termination Date, (ii) any unpaid, but earned and accrued incentive payments for any completed applicable determination period under the CICP (whether paid quarterly, annually or as might otherwise be established under the CICP) which has not yet been paid on the Termination Date and (iii) any unreimbursed business expenses. Executive may also be eligible for other post-Employment payments and benefits as provided in this Agreement.

6.Termination Benefits.

(a)Severance Pay. If there is an Involuntary Termination (as defined below) of Executive’s Employment, then the Company shall pay the Executive an amount equal to 1.0 times Executive’s then Base Salary, plus up to 1.0 times Executive’s then Target Amount (adjusted pro rata on a monthly basis depending upon the month in which the Involuntary Termination may occur) (collectively in the aggregate, the “Cash Severance”). Such Cash Severance shall be made in a single lump sum cash payment to Executive on the effective date of the separation agreement referenced in Section 8(a). Executive shall also be entitled to receive the benefits provided in Sections 6(b) and 6(c) and, if applicable, 6(d).

(b)Health Insurance. If Subsection (a) above applies, but subject to applicable law, and if Executive properly and timely elects to continue coverage under the Company’s group health plan pursuant to Section 4980B(f) of the Code (“COBRA”) following the termination of Employment, then the Company shall reimburse Executive’s monthly premium under COBRA until the earliest of (i) twelve months after the Termination Date, (ii) the date when Executive commences receiving substantially equivalent health insurance coverage in connection with new employment, or (iii) the date Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plan. Notwithstanding the foregoing, Company may unilaterally amend this Section 6(b) or eliminate the benefit provided hereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on Company or any of its affiliates, including, without limitation, under Section 4980D of the Code.

(c)Equity Vesting. If Subsection (a) above applies, then Executive will be vested only in that number of shares of Company common stock under all of Executive’s outstanding Compensatory Equity as are actually vested as of the Termination Date according to the terms of such Compensatory Equity arrangements.

(d)Effect of Change in Control. If the Company is subject to a Change in Control (as defined below) and if there is an Involuntary Termination of Executive’s Employment in connection with such Change in Control (it will automatically be deemed to be in connection with the Change in Control if there is an Involuntary Termination during the period commencing immediately prior to the Change in Control and extending through the date that is 24 months after the Change in Control): (x) Executive shall immediately vest in (and the Company’s right to repurchase, if applicable, shall lapse immediately as to) all of Executive’s Compensatory Equity, (y) the amount of the Cash Severance in Section 6(a) shall be increased such that while the Executive shall still receive 1.0 times Base Salary, shall receive in addition 1.0 times Target Amount (with no pro ration), and (z) the duration of subsidized COBRA coverage shall be as described in Section 6(b); provided, however, that Company may unilaterally amend clause (z) of this sentence or eliminate the benefit provided thereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on Company or any of its affiliates, including, without limitation, under Section 4980D of the Code.

(e)Excise Tax. In the event that the benefits provided for in this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Subsection (e), would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s benefits under this Agreement shall be payable either (1) in full, or (2) as to such lesser amount which would result in no portion of the such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless Executive and the Company agree otherwise in writing, the determination of Executive’s excise tax liability, if any, and the amount, if any, required to be paid under this Subsection (e) will be made in writing by the independent auditors who are primarily used by the Company immediately prior to the Change of Control (the “Accountants”). For purposes of making the calculations required by this Subsection (e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the Accountants may reasonably request in order to make a determination under this Subsection (e). The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Subsection (e). Any reduction of benefits under this Agreement shall be made first to any payments or benefits that are exempt from the application of Section 409A of the Code, and thereafter to any payments or benefits that are subject to Section 409A of the Code on a pro-rata basis.

(f)Change in Control Definition. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization more than 50% of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity, (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets, or (iii) solely with respect to determining the treatment of Compensatory Equity under the terms of this Agreement, the terms of any applicable definition provided by the Plan and the applicable Compensatory Equity agreement. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(g)Cause Definition. For purposes of this Agreement, “Cause” shall mean (i) Executive’s material breach of this Agreement that is not corrected within a 30 day correction period that begins upon delivery to Executive of a written demand from the Company that describes the basis for the Company’s belief that Executive has materially breached this Agreement; (ii) any willful act of fraud or dishonesty that causes material damage to the Company; (iii) any willful violation of the Company’s insider trading policy; (iv) any willful violation of the Company’s conflict of interest policies; (v) any willful unauthorized use or disclosure of trade secrets or other confidential information; or (vi) Executive’s conviction of a felony.

The foregoing shall not be deemed an exclusive list of all acts or omissions that the Company may consider as grounds for the termination of Executive’s Employment, but it is an exclusive list of the acts or omissions that shall be considered “Cause” for the termination of Executive’s Employment by the Company.

(h)Good Reason Definition. For all purposes under this Agreement, “Good Reason” shall mean the occurrence of any of the following, without Executive’s express written consent: (i) a material diminution of Executive’s duties or responsibilities; (ii) a material diminution Executive’s Base Salary or Target Amount other than a one-time reduction (not exceeding 10% in the aggregate) that also is applied to substantially all other executive officers of the Company on the CEO’s written recommendation or written approval if Executive’s reduction is substantially proportionate to, or no greater than (on a percentage basis), the reduction applied to substantially all other executive officers; (iii) the Company’s material breach of this Agreement; or (iv) the Company requiring Executive to relocate primary place of employment to a facility or location that is more than 50 miles from his principal place of employment as of the Effective Date; provided, however, that Executive will only have Good Reason if (i) notifies the Board in writing of the existence of the condition which believes constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (ii) Company fails to remedy such condition within thirty (30) days after the date on which the Board receives such notice (the “Remedial Period”), and (iii)  resignation is effective within thirty (30) days after the expiration of the Remedial Period.

(i)Involuntary Termination Definition. For all purposes under this Agreement, “Involuntary Termination” shall mean any of the following that occur without Executive’s prior written consent: (i) termination of Executive’s Employment by the Company without Cause, or (ii) Executive’s resignation of Employment for Good Reason. In the event this Agreement and Executive’s Employment hereunder terminates as a result of this Agreement not being extended at the end of the Initial Term or a successive term under Section 5(a), such termination of Executive’s Employment shall not constitute an Involuntary Termination.

7.Successors.

(a)Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.Conditions to Receipt of Severance; No Duty to Mitigate.

(a)Separation Agreement and Release of Claims. The receipt of any severance benefits pursuant to Section 6 will be subject to Executive signing and not revoking a separation agreement and release of claims in substantially the form attached hereto as Exhibit A, but with any appropriate modifications, reflecting changes in applicable law or other considerations (e.g., number of days to consider such release), as are necessary or appropriate to provide the Company with the protection it would have if the release were executed as of the Effective Date. No severance benefits will be paid or provided until the separation agreement and release agreement becomes effective. The separation agreement and release of claims must in all cases be effective by the 60th day following Executive’s termination of Employment (or such earlier date as is provided in the release) or no severance benefits will be paid or provided under this Agreement. Notwithstanding anything herein to the contrary if the maximum period during which Executive can consider and revoke the release begins in one calendar year and ends in the subsequent calendar year, payment and provision of severance benefits under this Agreement shall not be made or commence to be made until the later of the effective date of the release and the first business day of the subsequent calendar year, regardless of when the release becomes effective.

(b)Non-solicitation. The receipt of any severance benefits will be subject to the Executive agreeing that during Employment and for the 12 month period after the Termination Date (the “Continuance Period”), the Executive will not (i) solicit any employee of the Company for employment other than at the Company, or (ii) solicit any customer, vendor, supplier, independent contractor or others having a business relationship with the Company that has the effect or purpose of decreasing or taking away the business or relationship with the Company. "Company" in this Section 8 refers to the Company and its subsidiaries.

(c)Non-disparagement. During Employment and the Continuance Period, the Executive will not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company’s then and future directors will not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Executive during his Employment or the Continuance Period. The Company will also instruct its officers to not knowingly publicly disparage, criticize, or otherwise make any derogatory statements regarding the Executive during Employment or the Continuance Period. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict the Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of such information) to the extent they are requested or required to provide such information pursuant to any applicable law or regulation.

(d)No Duty to Mitigate. No payments or benefits provided to Executive (except as expressly provided in Section 6(b)) shall be subject to mitigation or offset.

9.Miscellaneous Provisions.

(a)Indemnification. The Company shall indemnify Executive to the maximum extent permitted by any applicable indemnification agreement, applicable law and the Company’s bylaws with respect to Executive’s Service (including timely advancing and/or reimbursing costs as incurred by Executive) and the Executive shall also be covered under a directors and officers liability insurance policy(ies) paid for by the Company.

(b)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to at the home address that most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its CEO.

(c)Arbitration. The Company and Executive agree that any and all disputes arising out of the terms of this Agreement, the Executive’s Employment, Executive’s Service, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in Portland, Oregon before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. The Company and the Executive agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Company and the Executive hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This Subsection (c) will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Company or the Executive and the subject matter of their dispute relating to Executive’s obligations under this Agreement. Each party shall be responsible for its own out-of-pocket expenses related to the arbitration, including filing fees and arbitrator compensation. Notwithstanding the foregoing, if the arbitrator determines that a party has generally prevailed in the arbitration proceeding, then the arbitrator shall award to that party its reasonable attorney’s fees.

(d)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(e)Whole Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to the subject matter hereof. In the event of any conflict in terms between this Agreement and/or the Plan and/or any agreement executed by and between Executive and the Company, the terms of this Agreement shall prevail and govern.

(f)Legal Fees. Each party shall pay its own legal fees and expenses incurred in connection with the preparation and execution of this Agreement.

(g)Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(h)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon (except their provisions governing the choice of law).

(i)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(j)Code Section 409A. The termination benefits provided by Section 6 of this Agreement are intended to be exempt from Section 409A of the Code, whether pursuant to the short-term deferral exception provided under Treasury Regulation 1.409A-1(b)(4), the involuntary separation pay plan exception provided under Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise, such that none of the termination benefits to be provided hereunder will be subject to the six (6) month delay imposed by Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive. Notwithstanding the foregoing, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination (other than due to death), and any portion of the termination benefits payable to Executive pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred compensation under Section

409A (together, the “Deferred Compensation Separation Benefits”) could (under any set of circumstances) be paid after March 15 of the calendar year following the calendar year containing the date of Executive’s termination, then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit (as defined below) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. For these purposes, each severance payment is hereby designated as a separate and distinct payment (and the right to a series of installment payments will be treated as a right to a series of separate and distinct payments) and will not collectively be treated as a single payment. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit shall accrue and, to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s termination but prior to the six (6) month anniversary of Executive’s termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated. Notwithstanding the foregoing, under no circumstances will the Company or its parents, subsidiaries or affiliates (or any of their successors) be liable to Executive or any other person for any additional tax or interest imposed on Executive under, or as a result of, Section 409A.

(k)No Assignment. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time. The Company may assign its rights under this Agreement to any entity that expressly in writing assumes the Company’s obligations hereunder in connection with any sale or transfer of all or substantially all of the Company’s assets to such entity.

(l)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the Effective Date.
/s/ Glen W. Hawk
Glen W. Hawk
Lattice Semiconductor Corporation
By: /s/ Byron W. Milstead
Name: Byron W. Milstead
Title: Corporate Vice President and General Counsel

EXHIBIT A
GENERAL RELEASE
RECITALS
This Separation Agreement and Release (“Agreement”) is made by and between Glen W. Hawk (“Employee”) and Lattice Semiconductor Corporation (the “Company”) (jointly referred to as the “Parties”):
WHEREAS, Employee is employed by the Company;
WHEREAS, the Company and Employee entered into an Employment Agreement dated _______________ (the “Employment Agreement”);
WHEREAS, the Parties agree that Employee’s employment with the Company will terminate on ________________ (the “Termination Date”);
WHEREAS, the Company and Employee entered into a Proprietary Rights Agreement dated [__________] regarding intellectual property and confidential information (the “Proprietary Rights Agreement”);
WHEREAS, the Company and Employee entered into an Indemnification Agreement, dated [_______], regarding Employee’s rights to indemnification (the “Indemnification Agreement”);
WHEREAS, Employee is a participant, or is eligible to participate, in the Company’s Executive Deferred Compensation Plan dated [_______], as amended, regarding Employee’s rights to receive deferred compensation (the “Deferred Compensation Plan”);
WHEREAS, the Company and Employee entered into Stock Option Agreements dated [____] granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s Stock Option Plan(s) and the Stock Option Agreements and is the grantee of restricted stock units representing shares of the Company’s common stock pursuant to the terms of Notice(s) of Grant and related equity incentive plans (the “Equity Agreements”);
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions and demands that Employee may have against the Company as defined herein, arising out of, or related to, Employee’s employment with, or separation from, the Company;
NOW THEREFORE, in consideration of the promises made herein, the Parties hereby agree as follows:

COVENANTS
1.Consideration.

a.Pursuant to Section 8(a) of the Employment Agreement, Employee’s receipt of severance is subject to Employee executing and not revoking this Release. In consideration of Employee executing and not revoking this Release, the Company agrees to pay (or provide, as applicable) Employee a cash payment of $_________ on the Effective Date and also the benefits specified in the Employment Agreement. Employee acknowledges that such cash payment and the provision of such benefits will be in full satisfaction of the payments and obligations provided under the Employment Agreement and will not be entitled to any additional salary, wages, bonuses, accrued vacation, housing allowances, relocation costs, interest, severance, stock, stock options, outplacement costs, fees, commissions or any other benefits and compensation, except as provided in any Company employee welfare or pension benefit plans as defined by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (such plans, the “Benefit Plans”), this Agreement, the Indemnification Agreement, the Deferred Compensation Plan and/or the Equity Agreements.

b.Stock. Employee acknowledges that as of the Termination Date, and after taking into account any accelerated vesting provided by the Employment Agreement or Stock Agreements, will then hold vested stock options to acquire [______] shares of Company common stock and no more, and will hold vested restricted stock units that will be settled for [______] shares of Company common stock and no more. The exercise of any stock options and the settlement of any restricted stock units shall continue to be subject to the terms and conditions of the Equity Agreements and the Employment Agreement.

c.Benefits. Employee’s health insurance benefits will cease on the last day of the month of the Termination Date, subject to Employee’s right to continue health insurance as provided in the Employment Agreement (with such premiums to be paid by the Company as provided in the Employment Agreement). Subject to the Employment Agreement, the Deferred Compensation Plan, the Indemnification Agreement, the Equity Agreements and/or the Benefit Plans, Employee’s participation in all other benefits and incidents of employment (including, but not limited to, the accrual of vacation and paid time off, and the vesting of stock options and restricted stock units) will cease on the Termination Date.

2.Confidential Information. Employee shall continue to comply with the terms and conditions of the Proprietary Rights Agreement, and maintain the confidentiality of all of the Company’s confidential and proprietary information. Employee also shall return to the Company all of the Company’s property, including all confidential and proprietary information, in Employee’s possession, on or before the Effective Date.

3.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company. Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby fully and forever releases the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (the “Releasees”) from, and agrees not to sue any of the Releasees concerning, any claim, duty, obligation or cause of action for monetary damages relating to any matters of any kind arising out of or relating to his employment by the Company (except as provided in the Employment Agreement), or his service as an officer of the Company and/or a director of the Company, whether presently known or unknown, suspected or unsuspected, that Employee may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date, excluding the “Excluded Claims” (as defined below) and including, without limitation:

a.any and all claims relating to or arising from Employee’s employment with the Company, or the termination of that employment;

b.any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of, shares of Company stock, including, but not limited to, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.any and all claims under the law of any jurisdiction, including, but not limited to, wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

d.any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; ERISA; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the Family and Medical Leave Act; and the Fair Credit Reporting Act;

e.any and all claims for violation of the federal, or any state, constitution;

f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

g.any and all claims for attorney fees and costs.
For purposes of this Agreement, the “Excluded Claims” shall include any claims pursuant to the Benefit Plans, the Deferred Compensation Plan, the Indemnification Agreement, the non-disparagement clause of Section 8(c) of the Employment Agreement, the right to indemnification under Section 9(a) of the Employment Agreement, and any right to exercise stock options or receive restricted stock units pursuant to the relevant provisions of the Equity Agreements.
4.Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that is waiving and releasing any rights may have against the Releasees for monetary damages under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that has been advised by this writing that:

a. should consult with an attorney prior to executing this Release;

b. has up to twenty-one (21) days within which to consider this Release;

c. has seven (7) days following execution of this Release to revoke this Release;

d.this ADEA waiver shall not be effective until the revocation period has expired; and,

e.nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

5.Unknown Claims. The Parties represent that they are not aware of any claim by either of them other than the claims that are released by this Release. Employee acknowledges that he has been advised by legal counsel and are familiar with the principle that a general release does not extend to claims which the releasor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the Releasee. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.

6.Application for Employment. Employee understands and agrees that, as a condition of this Release, shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and hereby waives any alleged right of employment or re-employment with the Company, its subsidiaries or related companies, or any successor.

7.No Cooperation. Employee agrees that will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees for monetary damages, unless requested by a governmental agency or unless under a subpoena or other court order to do so. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or court order to the Company. If otherwise approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that cannot provide such counsel or assistance.

8.Costs. The Parties shall each bear their own costs, expert fees, attorney fees and other fees incurred in connection with the preparation of this Release.

9.Arbitration. The Parties agree that any and all disputes arising out of, or relating to, the terms of this Release, their interpretation, and any of the matters herein released, shall be subject to binding arbitration as described in Section 9(c) of the Employment Agreement.

10.No Representations. Each Party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Release. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Release.

11.No Oral Modification. Any modification or amendment of this Release, or additional obligation assumed by either Party in connection with this Release, shall be effective only if placed in writing and signed by both Parties or their authorized representatives.

12.Entire Agreement. This Release, the Employment Agreement, the Indemnification Agreement, the Deferred Compensation Plan, the Benefit Plans, the Proprietary Rights Agreement and the Equity Agreements represent the entire agreement and understanding between the Company and Employee concerning the subject matter of this Release and Employee’s relationship with the Company, and supersede and replace any and all prior agreements and understandings between the Parties concerning the subject matter of this Release and Employee’s relationship with the Company.

13.Governing Law. This Release shall be governed by the laws of the State of Oregon, without regard for choice of law provisions.

14.Effective Date. This Release is only effective after it has been signed by both parties and after eight (8) days have passed following the date Employee signed the Agreement without Employee revoking this Agreement (the “Effective Date”).

15.Voluntary Execution of Release. This Release is executed voluntarily and with the full intent of releasing all claims, and without any duress or undue influence by any of the Parties. The Parties acknowledge that:

a.They have read this Release;

b.They have been represented in the preparation, negotiation, and execution of this Release by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

c.They understand the terms and consequences of this Release and of the releases it contains; and

d.They are fully aware of the legal and binding effect of this Release.

IN WITNESS WHEREOF, each of the Parties has executed this Release, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:
LATTICE SEMICONDUCTOR CORPORATION
By: _________________________________            Date: __________________________
Title: ________________________________

EMPLOYEE:
_____________________________________            Date: __________________________
Glen W. Hawk

[DO NOT SIGN PRIOR TO THE TERMINATION DATE]